Exhibit 10.17

2020 Ameren Short-Term
Incentive Plan

Plan Summary
Effective January 1, 2020

Summary
The Ameren Short-Term Incentive Plan (“STIP”) is intended to reward eligible Officers for their contributions to Ameren’s success. The STIP rewards Officers for Ameren’s earnings per share (“EPS”) results, safety, customer operational performance, customer satisfaction results and individual performance during a plan year (January 1 - December 31). The STIP is approved by the Human Resources Committee of Ameren’s Board of Directors (“Committee”). Ameren reserves the right at its sole discretion to revise, modify, suspend, continue or discontinue the STIP effective for a future plan year.

Eligibility
All Officers The role of Assistant Vice President is considered to be an Officer of the company and therefore, eligible for the Ameren Short-Term Incentive Plan. who are actively employed on the date the award is paid and who comply with the Confidentiality and Non-Solicitation obligations described below are eligible to participate in the STIP pursuant to the terms described herein and except as provided under “Impact of Events” (below).

Award Opportunities
Award opportunity percentages are set by the Committee. Annually, you will receive a communication statement regarding your short-term incentive target opportunity, expressed as a percentage of your base salary. Base salary is defined, generally, as the salary at the end of the plan year or at the time of eligible termination of employment, if earlier. However, if your salary changes during the plan year, proration will apply as specified in “Job changes during plan year" under “Impact of Events.”

Plan Structure
The STIP has four primary components: (1) annual performance metrics; (2) base award; (3) individual performance modifier; and (4) an individual short-term incentive payout. These components are described in more detail below.
Annual Performance Metrics
The performance metrics in the plan are shown below:

Metric	Weight
Earnings Per Share (EPS)	75%
Safety Coaching c2c	5%
Safety c2c Participation Rate	5%
SAIFI	5%
CPI	5%
JD Power Customer Satisfaction Index	2.5%
Ameren Listens Customer Care After Call Survey	2.5%
__________________
1 The role of Assistant Vice President is considered to be an Officer of the company and therefore, eligible for the Ameren Short-Term Incentive Plan.

Earnings Per Share (“EPS”) - The EPS goal represents GAAP continuing diluted EPS and is set generally consistent with earnings guidance and the proposed annual budget. EPS achievement levels may be adjusted to include or exclude specified items of an unusual nature or non-recurring or significant events not anticipated in the business plan when EPS achievement levels were established. Any such adjustment will be determined by the Committee at its sole discretion and only as permitted by the Ameren Corporation 2014 Omnibus Incentive Compensation Plan (“Plan”).

Safety c2c Participation Rate - The safety co-worker to co-worker ("c2c") Participation Rate measures the percent of co-workers (unique observers) that have performed at least one c2c during a month. A c2c is a leading indicator for safety performance and represents a formal process for co-worker interactions with the goal of:

•	Reinforcing positive behaviors;

•	Providing constructive feedback for at risk behaviors and conditions;

•	Identifying and discussing corrective actions or continuous improvement opportunities;

•	Gathering safety behavior data for trending, sharing and learning; and

•	Proactively correcting behaviors to prevent injuries.
To calculate the c2c participation rate, the total number of co-workers who have performed one or more c2cs during the month is divided by the established baseline headcount to determine the participation rate for that month. Each month is mutually exclusive and each monthly participation rate is averaged to determine the annual participation rate.
Safety Coaching c2c - A Safety Coaching c2c occurs when one experienced and trained leader observes a second co-worker performing a c2c and provides feedback on how to improve the quality of the observation of the observed co-worker. The target for this performance metric is based on the number of coaching c2c's that occur during the calendar year.
System Average Interruption Frequency Index ("SAIFI") - SAIFI is a standard customer reliability measure that assesses how often the average customer experiences a sustained interruption over a one-year period. The measure is calculated consistent with reporting standards of the Institute of Electrical and Electronics Engineers (IEEE), which excludes major events (e.g., major storms). A lower SAIFI result indicates higher performance.
Callaway Performance Index ("CPI") - CPI measures Callaway Energy Center’s overall plant performance through an index of safety and reliability measures, consistent with the Institute of Nuclear Plant Operations (INPO) Index. CPI measures the same 12 performance measures as the INPO Index, but measures performance over a 12-month period, as compared to the INPO Index’s 18-month performance period. A higher CPI score indicates higher performance.
JD Power Midwest Large Electric Utility Customer Satisfaction Index ("JD Power") - JD Power measures critical components driving overall residential customer satisfaction across six factors, including power quality/reliability, price, billing and payment, communications, corporate citizenship, and customer service.

Ameren Listens Customer Care After Call Survey ("Ameren Listens") - Ameren Listens measures overall satisfaction with call center representatives on a 5-point rating scale. The target for this metric is based on the percentage of customers rating the call center representative as 5 on a 5-point scale.

Three levels of performance achievement are established for each performance metric - Threshold, Target and Maximum. The three levels are defined as follows:

Base Award
Following the conclusion of the plan year, Ameren’s actual results for each of the performance metrics will be measured. Using these performance results, a formulaic Base Award will be determined for each Officer. Achievement between the established levels (threshold, target, and maximum) will be interpolated on a straight-line basis. As described below, this formulaic Base Award will then be subject to modification based on your individual contributions and performance.

Individual Performance Modifier
Your Base Award may be adjusted up or down by as much as 25%, based on your individual contributions and performance during the plan year. Demonstrated leadership and the achievement of key operational goals (besides those specifically measured under the Plan) are also considered when further modifying the Base Award for each Officer. In the case of poor or non-performance, an award may be adjusted down to zero.

In the event that maximum results are achieved under the performance metrics and therefore, the Base Award is equal to 200% of the short-term target incentive opportunity, the individual performance modifier may only apply as a reduction to the Base Award.

Individual Short-Term Incentive Payout
The individual short-term incentive payout represents the actual short-term incentive award you will receive as a result of both Ameren’s performance and your own individual contributions. The maximum payout under the STIP is 200% of your short-term target incentive target opportunity.

The following diagram shows how the final short-term incentive payment is calculated:

2020 STIP awards will be paid no later than March 15, 2021. Except as described below under “Impact of Events”, in no event will you be eligible for, or entitled to, a payment of an award if you are not actively employed with Ameren on the date the award is paid.

The Committee will review and has the authority to approve the final amount of payment. All payments are within the complete and sole discretion of the Committee. The final payment amount awarded to each Officer is final and conclusive and not subject to review. In the event an award is mistakenly calculated and paid, the Company has the right to recover any overpayment of an award or to make an additional payment of an award that was underpaid.

Impact of Events
The following table shows how the STIP payout is impacted by various employment events.

Event	Payout
Hire during plan year
The award pays out by March 15, 2021 based on 2020 base salary and final performance results, pro rata for the number of days worked in the plan year and subject to the individual performance modifier.

Job changes during plan year (salary increase, new role, etc.)
The award pays out by March 15, 2021 based on 2020 base salary and final performance results, pro rata based on any changes in short-term incentive target opportunity, salary, performance metrics and/or plan eligibility for each respective time period during the plan year, and subject to the individual performance modifier.

Event	Payout
Death, disability or retirement during plan year or following plan year but before award is paid
The award pays out by March 15, 2021 based on 2020 base salary and final performance results, pro rata for the number of days worked in the plan year, and subject to the individual performance modifier. In addition, any amounts payable under the Plan shall be offset by any amount owed by the Officer to Ameren or any subsidiary.

Paid, unpaid or military leave of absence during plan year	Treated as a period of normal employment.
Involuntary termination resulting in eligibility for payment under the Ameren Corporation Severance Plan for Ameren Officers
The award pays out by March 15, 2021 based on 2020 base salary and final performance results, pro rata for the number of days worked in the plan year, and subject to the individual performance modifier, assuming the eligible participant signed and returned the Company’s approved general release and waiver within the appropriate deadlines and without timely revocation. In addition, any amounts payable under the Plan shall be offset by any amount owed by the Officer to Ameren or any subsidiary.

Other involuntary or voluntary termination	No payout if termination occurs during the plan year or following the plan year but before any award is paid.
Violation of Confidentiality or Non-Solicitation Provision, or engaging in conduct or activity that is detrimental to Ameren, as further described below	No payout if violation occurs before any award is paid. If violation occurs after the award is paid, the Officer will repay the award upon demand from Ameren.

Confidentiality and Non-Solicitation Obligations
Confidential Information
Officers, by virtue of their position with Ameren, have access to and/or receive trade secrets and other confidential and proprietary information about Ameren’s business that is not generally available to the public and which has been developed or acquired by Ameren at considerable effort and expense (hereinafter “Confidential Information”). Confidential Information includes, but is not limited to, information about Ameren’s business plans and strategy, environmental strategy, legal strategy, legislative strategy, finances, marketing, management, operations, and/or personnel. As an Officer, you agree that, both during and after your employment with Ameren, you:

a.	will only use Confidential Information in connection with the Officer’s duties and activities on behalf of or for the benefit of Ameren;

b.	will not use Confidential Information in any way that is detrimental to Ameren;

c.
will hold the Confidential Information in strictest confidence and take reasonable efforts to protect such Confidential Information from disclosure to any third party or person who is not authorized to receive, review or access the Confidential Information;

d.	will not use Confidential Information for the Officer’s own benefit or the benefit of others, without the prior written consent of Ameren; and

e.
will return all Confidential Information to Ameren within two business days of the Officer’s termination of employment or immediately upon Ameren’s demand to return the Confidential Information to Ameren.

Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act of 2016, the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Participant files a lawsuit for retaliation by the Ameren for reporting a suspected violation of law, the Participant may disclose the Ameren’s trade secrets to the Participant’s attorney and use the trade secret information in the court proceeding if the Participant (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
Non-Solicitation
In addition, in the event that you terminate employment with Ameren, you agree that, for one year from the end of your employment, you will not, directly or indirectly, on your behalf or on behalf of any other person, company or entity:

a.	market, sell, solicit, or provide products or services competitive with or similar to products or services offered by Ameren to any person, company or entity that:

i.	is a customer or potential customer of Ameren during the twelve (12) months prior to your termination of employment and

ii.
with which you had direct contact with during the twelve (12) months prior to your termination of employment or possessed, utilized or developed Confidential Information about during the twelve (12) months prior to your termination of employment;

b.
raid, hire, solicit, encourage or attempt to persuade any employee or independent contractor of Ameren, or any person who was an employee or independent contractor of Ameren during the 24 months preceding your termination, to leave the employ of, terminate or reduce the person’s employment or business relationship with Ameren;

c.	interfere with the performance of any Ameren employee or independent contractor’s duties for Ameren.
Impact on Incentive Award Payment
If an Officer violates the Confidentiality and Non-Solicitation obligations or engages in conduct or activity that is detrimental to Ameren in the one year after employment with Ameren ends, then the Officer will not be eligible for the incentive award and the award will be rescinded. If an Officer violates the Confidentiality and Non-Solicitation obligations after the award is paid, or if Ameren learns of the violations after the award is paid, the Officer shall repay the award to Ameren within thirty (30) days of receiving a demand from Ameren for the repayment of the award.

Similarly, if an Officer engages in conduct or activity that is detrimental to Ameren after the award is paid, or if Ameren learns of the detrimental conduct or activity after the award is paid, and such conduct occurred less than one year after Officer's employment with Ameren ended, Officer shall repay the award to Ameren within thirty (30) days of receiving a demand from Ameren for the repayment of the award and Ameren shall be entitled to an award of attorneys' fees incurred in connection with securing such repayment.
Ameren Relief
The Officer acknowledges and agrees that the Confidentiality and Non-Solicitation provisions set forth above are necessary to protect Ameren’s legitimate business interests, such as its Confidential Information, goodwill and customer relationships. The Officer acknowledges and agrees that a breach by the Officer of either the Confidentiality or Non-Solicitation provision will cause irreparable damage to Ameren for which monetary damages alone will not constitute an adequate remedy.

In the event of such breach or threatened breach, Ameren shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, or other equitable or extraordinary relief that restrains any further violation or threatened violation of either the Confidentiality or Non-Solicitation provision, as well as an order requiring the Officer to comply with the Confidentiality and/or Non-Solicitation provisions. Ameren’s right to a restraining order, an injunction, or other equitable or extraordinary relief shall be in addition to all other rights and remedies to which Ameren may be entitled to in law or in equity, including, without limitation, the right to recover monetary damages for the Officer’s violation or threatened violation of the Confidentiality and/or Non-Solicitation provisions.

Finally, Ameren shall be entitled to an award of attorneys’ fees incurred in connection with securing any relief hereunder and/or pursuant to a breach or threatened breach of the Confidentiality and/or Non-Solicitation provisions.

Administration
The STIP and the employee’s rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee or its designee may adopt for administration of the Plan. The Committee, or its designee, is authorized to administer, construe and make all determinations necessary or appropriate to the administration of this STIP, all of which will be binding upon participants. If any provision of this STIP conflicts in any manner with the Plan, the terms of the Plan shall control.

Governing Law, Jurisdiction and Agreement to Arbitrate
The STIP shall be interpreted and governed in accordance with the laws of the State of Missouri.  Any action regarding the STIP, except for any dispute arising out of the above Confidentiality or Non-Solicitation provisions, shall be brought before binding Arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and pursuant to the Federal Arbitration Act.  Any dispute arising out of the above Confidentiality or Non-Solicitation provisions shall be brought in either the state or Federal court located in St. Louis, Missouri, and the Officer agrees to submit himself/herself to the jurisdiction of the state or Federal court located in St. Louis, Missouri without regard to conflicts of law principles or personal jurisdiction. If a court construes all or any part of the above Confidentiality or Non-Solicitation provisions to be unreasonable or unenforceable, such court may revise the provision(s) to the maximum extent permitted by Missouri law and then enforce such provision(s) as so revised.

Miscellaneous
No Officer shall have any claim or right to receive an award under this STIP. Neither this STIP nor any action taken hereunder shall be construed as giving an employee any right to be retained by Ameren Corporation or any of its subsidiaries or to limit in any way the right of Ameren Corporation or any of its subsidiaries to change such employee’s compensation or other benefits or to terminate the employment or service of such person with or without cause. For purposes of this STIP, the transfer of employment by an employee between subsidiaries shall not be deemed a termination of the employee’s employment.

Contact
Questions regarding this plan may be directed to the Director, Compensation & Performance at 314.206.0391.